EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-13980) pertaining to the 2005 Long-Term Incentive Plan of Cohesant Technologies Inc. and Registration Statement (Form S-8 No. 333-67127) pertaining to the Employee 401(k) Profit Sharing Plan of Cohesant Technologies Inc. of our report dated February 15, 2007, with respect to the consolidated financial statements of Cohesant Technologies Inc. included in the Annual Report (Form 10-KSB) for the year ended November 30, 2006.
/s/ Ernst & Young LLP
Indianapolis, Indiana
February 26, 2007